Exhibit 10.1

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

AMENDMENT NO. 1 TO CLINICAL TRIAL COLLABORATION
AND SUPPLY AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) to the Agreement (as defined below), made as of October 28, 2019 (“Amendment Effective Date”), is by and between MSD International GmbH, having a place of business at Weystrasse 20, 6006 Luzern, Switzerland (“Merck”) and PDS Biotechnology Corporation, having a place of business at 303A College Road East, Princeton, NJ 08540 USA (“PDS”).  Merck and PDS are each referred to herein individually as “Party” and collectively “Parties”.

RECITALS

A.           WHEREAS, the Parties entered into that certain Clinical Trial Collaboration and Supply Agreement dated as of May 19, 2017 (the “Agreement”);

B.           WHEREAS, the Parties desire to amend the Agreement to modify the following:  (a) Protocol for the Study; (b) supply and delivery schedule of the PDS Compound and the Merck Compound, and (c) Data Sharing and Sample Testing Schedule to complete the Study as per the amended Protocol; all on the terms and conditions set forth in this Amendment No. 1;

 NOW, THEREFORE, the Parties hereby agree as follows:

1.            Certain Definitions.  Capitalized terms used in this Amendment No. 1 and not defined herein shall have the meanings given to them in the Agreement.

2.            Amendment to the Agreement.  The Agreement is hereby amended as follows:

2.1	Section 1.76 of the Agreement shall be deleted in its entirety and replaced with the following:

““Study” means the Phase II clinical trial described in the Protocol to evaluate the safety, and preliminary efficacy of the concomitant and/or sequenced administration of the combination of the Merck Compound and the PDS Compound as a first line treatment in subjects with recurrent and/or metastatic head and neck cancer and high-risk human papillomavirus-16 (HPV16) infection.”

2.2	Section 3.7.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“The Joint Development Committee will agree as to which Party shall perform Sample Testing.  Each Party shall use the Samples only for the Sample Testing and each Party shall conduct the Sample Testing solely in accordance with the Data Sharing and Sample Testing Schedule and the Protocol.  Merck shall [***].  Merck shall provide to PDS the Sample Testing Results for the Sample Testing conducted by or on behalf of Merck, in electronic form or other mutually agreeable alternate form, to the extent specified on the Data Sharing and Sample Testing Schedule and on the timelines specified in the Data Sharing and Sample Testing Schedule or as otherwise mutually agreed.”

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2.3	The first paragraph of Section 4.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“4.1 Protocol.  A Protocol has been agreed upon by the Parties as of the Amendment Effective Date and is attached hereto as Appendix A.  Through the JDC, PDS shall:  (a) provide a draft of any subsequent revisions to the Protocol to Merck for Merck’s review and comment; (b) submit a draft statistical analysis plan to Merck for Merck’s review, comment and approval; (c) consider in good faith any further changes to the draft of the Protocol or statistical analysis plan requested by Merck; (d) incorporate any changes requested by Merck with respect to Merck Compound; and, (e) once a final version of the Protocol or statistical analysis plan, incorporating all comments is ready, submit the revised Protocol or statistical analysis plan to the JDC for final approval.  To the extent the JDC cannot agree unanimously regarding the contents of the Protocol or statistical analysis plan for final approval:  (i) PDS shall have final decision-making authority with respect to matters in the Protocol or statistical analysis plan related to the PDS Compound; (ii) Merck shall have final decision-making authority with respect to matters in the Protocol or statistical analysis plan related to the Merck Compound (including with respect to the quantities and/or presentations of Merck Compound to be provided for the Study and/or the timing for Delivery thereof); and (iii) all other matters in respect of the Protocol or statistical analysis plan on which the JDC cannot agree shall be resolved in accordance with Section 3.10.3.  Once the final Protocol or statistical analysis plan have been approved in accordance with this Section 4.1, any material changes to such approved final Protocol or statistical analysis plan (other than material changes relating solely to the PDS Compound) and any changes to the final Protocol or statistical analysis plan (whether or not material) relating to the Merck Compound shall require Merck’s prior written consent.  Any such proposed changes will be sent in writing to Merck’s Project Manager and Merck’s Alliance Manager.  Merck will provide such consent, or a written explanation for why such consent is being withheld, within [***] Business Days after Merck receives a copy of PDS’ requested changes.”

2.4	The contact information for PDS set forth in Article 22 of the Agreement shall be deleted in its entirety and replaced by the following:

“If to PDS, to:	PDS Biotechnology Corporation 303A College Road East Princeton, NJ 08540 USA Attention: Frank Bedu-Addo Phone: +1 (800) 208-3343 Facsimile: +1 (908) 790-1212”

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2.5	Appendix A to the Agreement shall be deleted in its entirety and replaced with the new Appendix A attached to this Amendment No. 1.

2.6	Appendix B to the Agreement shall be deleted in its entirety and replaced with the new Appendix B attached to this Amendment No. 1.

2.7	Schedule I to the Agreement shall be deleted in its entirety and replaced with the new Schedule I attached to this Amendment No. 1

3.           General.  Except as specifically modified or amended by this Amendment No. 1, the terms and conditions of the Agreement remain unchanged and in full force and effect.  All references in the Agreement to the “Agreement” shall mean the Agreement as modified by this Amendment No. 1.  This Amendment No. 1 shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles.  This Amendment No. 1 may be executed in two (2) or more counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Agreement to be signed by their respective duly-authorized representatives as of the Amendment Effective Date.

PDS BIOTECHNOLOGY CORPORATION

By:	/s/ Frank Bedu-Addo
Name:	Frank Bedu-Addo
Title:	President & CEO

MSD International GmbH

By:	/s/ Franz Escherich
Name:	Franz Escherich
Title:	Director

Appendix A

PROTOCOL

[***]

Appendix B

Supply of Compounds

[***]

Schedule I

DATA SHARING AND SAMPLE TESTING SCHEDULE

[***]